Orgain, Bell & Tucker, L.L.P. attorneys at law p. o. box 1751 beaumont, texas 77704-1751 470 orleans building, fourth floor 77701 telephone (409) 838-6412 fax (409) 838-6959	other offices houston austin silsbee

Exhibit 5.02

March 30, 2005

Entergy Gulf States, Inc.
350 Pine Street
Beaumont, Texas 77701

Gentlemen:

With regard to the Registration Statement on Form S-3 of Entergy Gulf States, Inc. (hereinafter called the Company), which this opinion accompanies relating to the issuance and sale of up to $460,000,000 aggregate principal amount of First Mortgage Bonds (hereinafter called the New Bonds), to be issued pursuant to Supplemental Indentures to an Indenture of Mortgage dated September 1, 1926, as heretofore supplemented and modified (hereinafter called the Indenture), as Texas counsel for the Company we advise you as follows:

We are of the opinion that the Company is a corporation duly organized and existing under the laws of the State of Texas and is a corporation in good standing in the State of Texas.

We are further of the opinion that when the steps mentioned in the next paragraph below shall have been taken, the New Bonds will be valid, legal and binding obligations of the Company except as limited by bankruptcy, insolvency and other laws and equitable principles affecting enforcement of creditors' rights and will be entitled to the security in Texas purportedly afforded by the Indenture as supplemented and modified. We are familiar with the proceedings in connection with the organization of the Company and amendments to its articles of incorporation.

The steps to be taken as indicated in the next paragraph herein above are:

  Appropriate action with regard to the issuance of the New Bonds by and before the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935.
  Authorizations of the proposed issuance and sale of the New Bonds by the Board of Directors of the Company.
  Compliance with the Securities Act of 1933, as amended, and action of the Securities and Exchange Commission permitting the Registration Statement to become effective.
  Issuance and exchange of the New Bonds in accordance with the corporate and governmental authorization aforesaid and in accordance with the terms and provisions of the Indenture as supplemented and modified.

We are further of the opinion that no consent of any governmental authority in Texas is necessary, except such consent as may be necessary under the Securities or Blue Sky laws of Texas, to the issuance and sale by the Company of the New Bonds.

We have reviewed the statements in the Registration Statement under the caption "Description of New Bonds - Security," and such statements as to matters of law and legal conclusions governed by the laws of Texas only are made in said Registration Statement on our authority as experts. Insofar as such statements relate to matters of law and legal conclusions under Texas laws only, they are true and correct and fairly describe the matters covered thereby, and there are no omissions in such statements to state any material fact required to be stated therein or necessary to make the statements therein contained not misleading.

We hereby consent:

  To be named in the Registration Statement and in any amendments thereto as Texas counsel for the Company.
  To the making of the statements with reference to our firm made in the Registration Statement.
  To the filing of this opinion as an exhibit to the Registration Statement.

In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the risks and regulations promulgated thereunder.

Sincerely,

/s/ Orgain, Bell & Tucker, LLP

ORGAIN, BELL & TUCKER, L.L.P.

BHH/lr